Exhibit 99.153

North Valley Bancorp Reports Results for
Quarter Ended March 31, 2008

April 29, 2008 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with $945 million in assets, today reported results for the quarter ended March 31, 2008. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported net income for the first quarter ended March 31, 2008 of $280,000, or $0.04 per diluted share, compared to $2,204,000, or $0.29 per diluted share, for the same period in 2007. This represents a decrease in net income of $1,924,000, or 87.3%, compared to the first quarter of 2007. The Company recorded a provision for loan and lease losses in the amount of $2,400,000 for the quarter ended March 31, 2008 and did not record a provision for the quarter ended March 31, 2007. For the first quarter of 2008, the Company realized an annualized return on average shareholders’ equity of 1.35% and an annualized return on average assets of 0.12%, as compared to 11.69% and 1.00%, respectively, for the first quarter of 2007.

At March 31, 2008, total assets were $945,481,000, up from the $906,744,000 at March 31, 2007. The loan portfolio increased $99,935,000, or 15.4% compared to March 31, 2007, and totaled $750,588,000 at March 31, 2008. The loan to deposit ratio at March 31, 2008 was 98.4% as compared to 85.5% at March 31, 2007. Total deposits grew $2,049,000, or 0.3%, to total $762,749,000 at March 31, 2008 compared to March 31, 2007. When compared to December 31, 2007, total assets decreased slightly from $949,019,000, while loans increased by $4,335,000, or 0.6%, from $746,253,000 and deposits increased by $26,010,000, or 3.5%, from $736,739,000. Other borrowed funds decreased $28,797,000, or 33.0%, to $58,395,000 at March 31, 2008 compared to December 31, 2007.

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) totaled $25,750,000 at March 31, 2008, an increase of $25,291,000 from March 31, 2007, and an increase of $24,142,000 from December 31, 2007. Nonperforming loans as a percentage of total loans were 3.43% at March 31, 2008, compared to 0.08% at March 31, 2007, and 0.24% at December 31, 2007. The increase in nonperforming loans is centered in four real estate projects with loans totaling $24,047,000 at March 31, 2008: two loans are for residential development projects and the other two are residential acquisition and development loans. The two largest loans are residential development projects for $9,509,000 and $6,750,000 located in Placer County and Shasta County, respectively. The other two loans are residential acquisition and development loans totaling $4,876,000 and $2,911,000, respectively, and both are located in Shasta County. Other real estate owned at March 31, 2008 was $902,000, consisting of land originally purchased for bank expansion, which management has listed for sale as the land is no longer needed.

“The effects of a nationwide housing crisis have impacted our markets and our clients as they experience slow sales activity and declining home values. Higher housing inventory as a result of foreclosures has contributed to the problem but more significant are the large price cuts made by the national public home builders as they exit projects and markets. I don’t expect to see price stability until inventory levels normalize. However, in our markets, I believe we have already experienced the largest discounts. Our strategy is to work closely with our borrowers and to recognize possible defaults early, while increasing our allowance for loan and lease losses through our provision as considered necessary until a final resolution is accomplished,” stated Mike Cushman, President and CEO.

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $1,209,000, or 11.7%, for the three months ended March 31, 2008 compared to the same period in 2007. Interest income decreased by $346,000, primarily due to the reversal of interest income of $526,000 previously recorded for the loans placed on nonaccrual status in the first quarter of 2008 and a reduction in the interest earned on investment securities. Interest expense increased $863,000 due primarily to an increase in average balance of time deposits of $45,407,000 and an increase in average borrowings of $44,167,000 for the quarter ended March 31, 2008 compared to the same period in 2007. Average loans increased $89,294,000 in the first quarter of 2008 compared to the first quarter of 2007, however the yield on the loan portfolio decreased 96 basis points to 7.00% over that same period. The increase in average total loans was primarily funded by an increase in average borrowings mentioned above and a decrease in average investments of $35,651,000. Average yields on earning assets decreased 72 basis points from the quarter ended March 31, 2007, to 6.72% for the quarter ended March 31, 2008 and the average rate paid on interest-bearing liabilities increased by 22 basis points to 2.92%. As a result of the above, the Company’s net interest margin for the quarter ended March 31, 2008 was 4.35%, a decrease of 98 basis points from the margin of 5.33% for the first quarter in 2007 and a decrease of 54 basis points from the 4.89% net interest margin for the linked quarter ended December 31, 2007. “The repricing of our variable-rate loans tied to prime, which has decreased 300 basis points since September 2007 as a result of the reductions from the Federal Reserve, and the impact of the reversal of interest from loans on nonaccrual during the quarter had a sizable adverse impact on our net interest margin as it contracted 54 basis points from the linked quarter, even though we did recognize some relief from the repricing of certain deposits,” commented Kevin R. Watson, Chief Financial Officer.

Noninterest income for the quarter ended March 31, 2008 increased $357,000, or 11.4%, to $3,491,000 compared to $3,134,000 for the same period in 2007. Service charges on deposits increased by $72,000 to $1,716,000 for the first quarter of 2008 compared to $1,644,000 for the same period in 2007. Other fees and charges increased by $73,000 to $965,000 for the first quarter of 2008 compared to $892,000 for the first quarter of 2007. Other noninterest income increased $212,000, to $810,000 for the quarter ended March 31, 2008 compared to $598,000 for the same period in 2007, due to the mandatory redemption of the Company’s VISA shares related to VISA’s initial public offering completed in March 2008, an increase in sales volume of annuity and security products to customers, and an increase in the amount of gain on loan sales.

Noninterest expense decreased $425,000, or 4.2%, to $9,805,000 for the first quarter of 2008 from $10,230,000 for the first quarter in 2007. Salaries and employee benefits decreased $23,000, occupancy and equipment expense decreased $85,000 and other expenses decreased $317,000 for the first quarter of 2008 compared to the first quarter of 2007.

The Company recorded a $2,400,000 provision for loan and lease losses for the quarter ended March 31, 2008 and did not record a provision for the quarter ended March 31, 2007. The allowance for loan and lease losses at March 31, 2008 was $13,022,000, or 1.73% of total loans, compared to $10,755,000, or 1.44% of total loans at December 31, 2007 and $8,815,000, or 1.35% of total loans, at March 31, 2007. The increase in the provision for loan and lease losses is due primarily to the increase in nonperforming loans, and secondarily to the increase in the Company’s loan portfolio.

The provision for income taxes for the quarter ended March 31, 2008 was $134,000, resulting in an effective tax rate of 32.4%, compared to $1,037,000, or an effective tax rate of 32.0%, for the quarter ended March 31, 2007.

The Company continues to maintain strong capital levels. At March 31, 2008, the Company’s Tier 1 Capital was $93,888,000, and its risk-based capital ratios were: Tier 1 risk-based Capital ratio – 10.45%; Total Risk-based Capital ratio – 12.10%; and Tier 1 Leverage ratio – 10.15%. “Our capital position remains strong and we remain well-capitalized as we work through the challenges of this credit cycle,” remarked Mr. Watson.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:
Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$12,976	$12,824	$152	1.2%
Investment securities	1,169	1,535	(366)	-23.8%
Federal funds sold and other	5	137	(132)	-96.4%

Total interest income	14,150	14,496	(346)	-2.4%

Interest expense
Interest on deposits	3,828	3,256	572	17.6%
Subordinated debentures	595	608	(13)	-2.1%
Other borrowings	599	295	304	103.1%

Total interest expense	5,022	4,159	863	20.8%

Net interest income	9,128	10,337	(1,209)	-11.7%
Provision for loan and lease losses	2,400	—	2,400	—

Net interest income after provision for loan and lease losses	6,728	10,337	(3,609)	-34.9%

Noninterest income
Service charges on deposit accounts	1,716	1,644	72	4.4%
Other fees and charges	965	892	73	8.2%
Other	810	598	212	35.5%

Total noninterest income	3,491	3,134	357	11.4%

Noninterest expenses
Salaries and employee benefits	5,536	5,559	(23)	-0.4%
Occupancy	754	769	(15)	-2.0%
Furniture and equipment	465	535	(70)	-13.1%
Other	3,050	3,367	(317)	-9.4%

Total noninterest expenses	9,805	10,230	(425)	-4.2%

Income before provision for income taxes	414	3,241	(2,827)	-87.2%
Provision for income taxes	134	1,037	(903)	-87.1%

Net income	$280	$2,204	$(1,924)	-87.3%

Common Share Data
Earnings per share
Basic	$0.04	$0.30	$(0.26)	-86.7%
Diluted	$0.04	$0.29	$(0.25)	-86.2%

Weighted average shares outstanding	7,416,867	7,340,456
Weighted average shares outstanding - diluted	7,544,813	7,635,369
Book value per share	$10.98	$10.62
Tangible book value	$8.79	$8.32
Shares outstanding	7,422,366	7,352,625

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2008	2007	2007

Balance Sheet Data
Assets
Cash and due from banks	$28,793	$28,659	$27,593
Federal funds sold and other	—	6,237	33,295
Available-for-sale securities - at fair value	98,586	104,341	124,765
Held-to-maturity securities - at amortized cost	31	31	67

Loans and leases net of deferred loan fees	750,588	746,253	650,563
Allowance for loan and lease losses	(13,022)	(10,755)	(8,815)

Net loans and leases	737,566	735,498	641,748

Premises and equipment, net	12,066	12,431	13,838
Other real estate owned	902	902	902
Goodwill and core deposit intangibles, net	16,260	16,423	16,911
Accrued interest receivable and other assets	51,277	44,587	47,625

Total assets	$945,481	$949,109	$906,744

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$158,529	$167,615	$186,209
Demand, interest bearing	174,326	147,056	167,899
Savings and money market	181,799	181,192	198,715
Time	248,095	240,876	207,876

Total deposits	762,749	736,739	760,699
Other borrowed funds	58,395	87,192	25,000
Accrued interest payable and other liabilities	10,857	11,656	10,973
Subordinated debentures	31,961	31,961	31,961

Total liabilities	863,962	867,548	828,633
Shareholders’ equity	81,519	81,471	78,111

Total liabilities and shareholders’ equity	$945,481	$949,019	$906,744

Asset Quality
Nonaccrual loans and leases	$25,750	$1,608	$459
Loans and leases past due 90 days and accruing interest	—	156	60
Other real estate owned	902	902	902

Total nonperforming assets	$26,652	$2,666	$1,421

Allowance for loan and lease losses to total loans	1.73%	1.44%	1.35%
Allowance for loan and lease losses to NPL’s	50.57%	609.69%	1698.46%
Allowance for loan and lease losses to NPA’s	48.86%	403.41%	620.34%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007

Selected Financial Ratios
Return on average total assets	0.12%	1.00%
Return on average shareholders’ equity	1.35%	11.69%
Net interest margin (tax equivalent basis)	4.35%	5.33%
Efficiency ratio	77.70%	75.94%

Selected Average Balances
Loans	$743,004	$653,710
Taxable investments	88,608	113,306
Tax-exempt investments	20,539	21,789
Federal funds sold and other	591	10,294

Total earning assets	$852,742	$799,099

Total assets	$941,318	$891,070

Demand deposits - interest bearing	$154,950	$160,598
Savings and money market	181,670	199,529
Time deposits	248,202	202,795
Other borrowings	104,924	60,757

Total interest bearing liabilities	$689,746	$623,679

Demand deposits - noninterest bearing	$155,541	$178,232

Shareholders’ equity	$83,136	$76,457

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended

	March	December	September	June
	2008	2007	2007	2007

Interest income	$14,150	$15,345	$15,083	$14,600
Interest expense	5,022	5,133	4,838	4,508

Net interest income	9,128	10,212	10,245	10,092

Provision for loan and lease losses	2,400	1,200	850	—
Noninterest income	3,491	1,505	3,350	3,170
Noninterest expense	9,805	9,943	9,481	10,732

Income before provision for income taxes	414	574	3,264	2,530
Provision for income taxes	134	184	1,044	810

Net income	$280	$390	$2,220	$1,720

Earnings per share:
Basic	$0.04	$0.05	$0.30	$0.23

Diluted	$0.04	$0.05	$0.29	$0.22